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                                                                   Exhibit 99.39

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

DOLPHIN LIMITED PARTNERSHIP I, L.P.,        :
RAMESH MEHAN, RENEE MEHAN, RENEE MEHAN IRA, :
SAROJ MEHAN, MANEESCH MEHAN, RAHUL MEHAN,   :
JOEL MEHAN, LAJIA MEHAN, DARSHAN MEHAN IRA, :             Civil Action
DARSHAN MEHAN (ROLLOVER IRA), ARSH N. MEHAN,:              No. 20101
ARSH N. MEHAN (ROTH IRA), ASHOK K. MEHAN,   :                  -----
ASHOK K. MEHAN IRA, ROBERT M. MILES and     :
GUILLERMO MARTI,                            :
                                            :
                                            :
                       Plaintiffs,          :
                                            :
             V.                             :
                                            :
NCS ACQUISITION CORP. AND OMNICARE, INC.,   :
                                            :
                       Defendants.          :
                                            :

                                    O R D E R
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         Plaintiffs having moved the Court for a Temporary Restraining Order, for the reasons stated on the record on January 2, 2003.
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         It is this 2nd day of January, 2003, ORDERED as follows:

         1. Defendants NCS Acquisition Corp. ("NCS Acquisition") and Omnicare, Inc. ("Omnicare") and their directors, officers, agents, servants, employees, attorneys, parents and subsidiaries are hereby temporarily restrained and enjoined from paying to the shareholders of NCS Healthcare, Inc. ("NCS") the sum of $13,500,000.00 (The "escrow fund") in connection with the closing of
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defendants' pending tender offer for the stock of NCS


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and related merger, pursuant to the Agreement and Plan of Merger by and among
Omnicare, NCS Acquisition Corp. and NCS dated December 17, 2002.

         2. The escrow fund shall be withheld by proration among all NCS shares NCS Acquisition and Omnicare acquire in the tender offer and merger, i.e., the same amount shall be withheld from payment for each NCS share acquired pursuant to the tender offer and merger.

         3. NCS Acquisition and Omnicare shall deposit the escrow fund in an interest bearing escrow account pending further Order of this Court, within 3 business days following the closing of the tender offer.

         4. This Temporary Restraining Order shall be effective only upon the posting of a bond without surety by plaintiffs in the sum of $10,000 for such
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costs and damages as may be incurred or suffered by any party who is found to have been wrongfully enjoined or restrained.

                                            /s/ Stephen P. Lamb
                                            ------------------------------------
                                                    Vice Chancellor